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                                                                    EXHIBIT 99.1

                                                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
                                                      130 CHESHIRE LANE
[LAKES ENTERTAINMENT, INC. LOGO]                      MINNETONKA, MN  55305
                                                      952-449-9092
                                                      952-449-9353 (fax)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
THURSDAY, DECEMBER 18, 2003


                WORLD POKER TOUR EVENTS CONTINUE DRAMATIC GROWTH


    FIVE DIAMOND WORLD POKER CLASSIC AT BELLAGIO MAKES HUGE JUMP IN PLAYERS,
                       PRIZE MONEY AND FIRST PLACE PAYOUT

      314 PLAYERS CONTEND FOR $3,070,050 IN THE HIGH STAKES WPT TOURNAMENT


LAS VEGAS (DECEMBER 18, 2003)-- The Five Diamond World Poker Classic at Bellagio in Las Vegas, NV, which is currently in progress, is the latest event on the WORLD POKER TOUR to demonstrate the domino effect of the television show's huge popularity. Tour records have been set in each of the stops and the Five Diamond World Poker Classic is no exception with a huge increase in players, prize money and first place payout over the previous year's tournament.

314 players signed up for this week's event, which will culminate on December 18, 2003 with the filming of the Final Table for broadcast as part of the WORLD POKER TOUR series on The Travel Channel. WORLD POKER TOUR airs every Wednesday night at 9 p.m. ET/PT on the network. The number marks a tremendous increase over the 146 competitors who played in 2002.

The increase in players catapults the total prize money to $3,070,050, with the winner walking away with $1,101,908. The prize pool is determined by the number of players "buying in" to the tournament -- in this case $10,000. Last year's prize pool was $1,416,200.

With such an enormous and record-setting prize pool for the tournament, players down to 36th place will go home with a nice payday, and the winner will capture a top prize of $1,101,098. Last year's champion Gus Hansen from Denmark walked away with $556,480.

"We at the World Poker Tour are thrilled with the dramatic increase in tournament players at the Bellagio this year, and hope it will continue to grow," said CEO of the World Poker Tour, Steve Lipscomb.

                                     (MORE)



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The World Poker Tour, over 80% owned by Lakes Entertainment, is a major cable television hit this year. Millions of people tune in each week to watch the high stakes drama of the tense competition where millions of dollars change hands across the table, all chronicled by "WPT Cams," that reveal the players hidden cards. The show is the highest rated series in the history of The Travel Channel.

The dramatic increase in prize money at the Five Diamond World Poker Classic is helping drive the WPT's total prize money for the year to an estimated $30 million, triple the prize money in the previous season, which in turn is attracting many newcomers to the game of poker and to WPT tournaments.

The Five Diamond World Poker Classic concludes Thursday. WPT fans are welcome to come watch the action and see who will go home with the millions laid forth on the table before the final hand. The show begins at 3 PM Thursday, December 18 in the Ballroom at Bellagio, Las Vegas. Admission is free and seating is first come, first served. The next stop on the tour will be the PokerStars Caribbean Adventure in January 2004. To play in a WORLD POKER TOUR event, go to www.worldpokertour.com for the complete 2003-2004 Tournament Schedule and casino contacts. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on The Travel Channel.

About The World Poker Tour

The World Poker Tour has transformed poker into a televised mainstream sports sensation, creating record-setting ratings for the Travel Channel and capturing millions of new fans for America's favorite card game. The blockbuster series has riveted the nation's TV viewers thanks to its hallmarks--a blend of high caliber sports-style production shot from 13 different camera angles, expert commentary, cliffhanging "reality TV" drama and the WPT's signature "ace in the hole"--its revolutionary WPT Cams, that reveal the player's hidden cards, making it possible for audiences to feel like they're sitting in the seat making million dollar decisions on each hand. For information and media photos, go to www.media.worldpokertour.com. For information on the WORLD POKER TOUR, go to www.worldpokertour.com. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on the Travel Channel.

The World Poker Tour is a joint venture between Steven Lipscomb and Lakes Entertainment, Inc., which owns approximately 80% of WPT. Lakes currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. In addition, Lakes Entertainment has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".



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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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